Exhibit 99.1
ISBA Announces 2014 Earnings
Mt. Pleasant, Michigan, February 17, 2015 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's 2014 net income was $13.72 million, with earnings per common share of $1.77.
Isabella Bank Corporation had another record year for net income which represented an increase of $1.21 million, or 9.70%, over 2013. With strong financial results, the Corporation was able to pay cash dividends of $0.89 per common share in 2014, marking 33 consecutive years of dividend growth. The 2014 dividend growth represented a 5.95% increase over 2013. Based on the Corporation's average stock price of $22.51 for the month of December 2014, the annualized cash dividend yield was 3.95%.
As of December 31, 2014, total assets increased to $1.55 billion, and assets under management - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $672.52 million - grew to $2.22 billion. Total assets and assets under management increased by 3.78% and 3.92% over December 31, 2013, respectively. Total loans increased by $25.55 million during the year as a result of growth in commercial and agricultural loans of $51.99 million which was partially offset by declines in both residential real estate and consumer loans of $26.44 million. The demand for residential real estate loans continues to be soft which has resulted in noticeable declines in loan fees and the gain on sale of mortgage loans.
Continued improvements in credit quality indicators resulted in a reduction in the allowance for loan and lease losses in both amount and as a percentage of gross loans, which was 1.21% as of December 31, 2014. Net loans charged-off during 2014 were $732,000 as compared to $1.55 million in 2013. The decline in net loans charged-off and continued reduction in loans classified as less than satisfactory resulted in a reversal of the provision for loan losses of $668,000 for the year ended December 31, 2014. Overall loan performance continued to improve as loans past due ended the year at exceptionally low levels. As a result, the Corporation's ratio of nonperforming loans to total loans was 0.50% as of December 31, 2014.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.